Exhibit 5.1

Client: 98315-00021

July 22, 2013

Wolverine World Wide, Inc.

9341 Courtland Drive, N.E.

Rockford, Michigan 49351

Re:	Wolverine World Wide, Inc. – Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 (the “Registration Statement”) of Wolverine World Wide, Inc., a Delaware corporation (the “Company”), and certain direct and indirect wholly-owned subsidiaries of the Company listed as co-registrants thereto (collectively, the “Guarantors”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to $375,000,000 aggregate principal amount of its 6.125% Senior Notes due 2020 (the “Exchange Notes”) and the guarantees of the Company’s obligations under the Exchange Notes (the “Guarantees”), in exchange for a like principal amount of its outstanding 6.125% Senior Notes due 2020 (the “Outstanding Notes”).

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Indenture, dated as of October 9, 2012 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank National Association, as Trustee (the “Trustee”), and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed relevant and necessary as the basis for the opinions set forth below. The Exchange Notes, the Guarantees and the Indenture are each governed by the laws of the State of New York and are sometimes collectively referred to herein as the “Documents.” In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We are not admitted to practice law in the States of Massachusetts or Michigan. Therefore, with the Company’s consent and at its request, we have relied upon the legal opinions of Barnes & Thornburg LLP and Seyfarth Shaw LLP of even date herewith, filed as exhibits to the Registration Statement, with respect to matters governed by the laws of Massachusetts and Michigan, respectively, that are material to our legal opinion and are assuming the accuracy of such opinions without independent verification.

Wolverine World Wide, Inc.

July 22, 2013

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that:

1. With respect to the Exchange Notes, when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Company.

2. With respect to the Guarantees, when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the Guarantees will constitute valid and binding obligations of the Guarantors.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and, to the extent relevant for our opinions herein, the Delaware General Corporation Law and the Delaware Limited Liability Company Act. This opinion is limited to the effect of the current state of the laws of the State of New York and, to the limited extent set forth above, the Delaware General Corporation Law and the Delaware Limited Liability Company Act and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts after such time as the Registration Statement is declared effective.

B. Our opinions are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement, or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers; (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law; and (iii) the provisions of Article Ninth of the Certificate of Incorporation of Wolverine Distribution, Inc.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; (ii) any waiver (whether or not stated as such) under the Documents of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (iii) any waiver (whether or not stated as such) contained in the Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iv) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (v) any purported fraudulent

Wolverine World Wide, Inc.

July 22, 2013

transfer “savings” clause; (vi) any waiver of the right to jury trial; or (vii) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER, LLP